EXHIBIT 99.1

Cardiovascular Systems Reports FISCAL 2014
THIRD-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, April 30, 2014, at 3:45 PM CT (4:45 PM ET)

Key Financial and Operating Highlights for the Third Quarter:

•	Revenues increased 32 percent

•	More than 400 coronary procedures were performed using the Diamondback 360® Coronary Orbital Atherectomy System

•	Compelling one-year ORBIT II coronary data released--results include freedom from target lesion revascularization of 95 percent

•	FDA clearance received for low-profile, 60cm, Diamondback Peripheral System that expands the market for treating challenging lower-leg lesions, that can lead to amputation if left untreated

St. Paul, Minn., April 30, 2014 - Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal third quarter ended March 31, 2014.

The company’s third-quarter revenues grew to $34.9 million, a 32 percent gain from $26.5 million in the third quarter of fiscal 2013. Customer reorder revenues remained strong at 96 percent of total revenue.

CSI’s fiscal 2014 third-quarter net loss was $(9.7) million, or $(0.32) per common share, compared to a net loss of $(6.2) million, or $(0.29) per common share, in the fiscal 2013 third quarter. Adjusted EBITDA for the quarter was a loss of $(6.4) million, compared to a loss of $(3.3) million a year ago. Losses increased from the prior year primarily due to planned investments, including $10.3 million of expenses related to coronary market launch initiatives, studies and product development. The company’s third-quarter gross profit margin increased to nearly 78 percent, benefiting from lower device unit costs than in the prior-year quarter.

In the first nine months of fiscal 2014, revenues increased to $97.0 million, up 29 percent from the fiscal 2013 nine-month period. Gross margin was comparable to the prior-year nine months at 77 percent. Operating expenses grew 35 percent, again primarily due to planned investments, including $23.8 million for coronary approval initiatives. Adjusted EBITDA loss was $(15.3) million, while the net loss totaled $(25.7) million, or $(0.94) per common share, compared to $(17.2) million, or $(0.82) per common share, in fiscal 2013.

David L. Martin, CSI president and chief executive officer, said, “Our third quarter was very successful for CSI, our physician customers and the patients they serve. Continued physician adoption of our Stealth 360® peripheral arterial disease, or PAD, treatment system was the primary driver of strong revenue growth. In addition, we received FDA clearance for our new low-profile, 60cm, 4 French device. This expands the PAD market by providing physicians with broader treatment options for challenging lesions in the lower leg. On the coronary front, the controlled launch of our system progressed very well with more than 400 patients treated, generating an additional $1.7 million of third-quarter revenue.”

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Cardiovascular Systems, Inc.
April 30, 2014

Coronary Rollout
With a dedicated team of about 20 coronary sales specialists, the company is focusing on a select number of top medical institutions in the United States for the controlled commercial launch of its Diamondback 360® Coronary Orbital Atherectomy System (OAS). Since commercial launch in late October 2013, more than 100 physicians in over 30 key institutions have treated 500-plus patients using CSI’s unique OAS technology.

According to Martin, “Our technology is the first and only device specifically approved to treat the complex, severe coronary calcium disease state. We have established our presence at some of the most prestigious institutions in the country, including Mt. Sinai, Columbia Presbyterian and Duke University Hospital, among others. Prominent physicians are achieving excellent procedural success and outcomes consistent with our ORBIT II results in this complicated patient population. This sets the stage for expanded adoption in the future.”

ORBIT II One-Year Results
In February, the company released one-year data from its ORBIT II study of the company’s Diamondback 360 Coronary OAS in treating severely calcified lesions at the 2014 Cardiovascular Research Technologies (CRT) conference.

Dr. Jeffrey Chambers of Metropolitan Heart and Vascular Institute, Minneapolis, highlighted new one-year data that demonstrates superior rates of freedom from major adverse coronary events (MACE) of 84 percent and freedom from target lesion revascularization of 95 percent, compared to historical data for this difficult-to-treat patient population. Moreover, patients treated with the Diamondback 360 Coronary OAS have been associated with shorter procedure times, shorter lengths of hospital stay and lower readmission rates, providing an estimated cost savings in excess of $4,000 per patient for the treating institutions.

FDA Clears Low-Profile, 60cm Diamondback Devices
In March, the FDA cleared CSI’s new Diamondback 360® 60cm Peripheral OAS device for the treatment of PAD. The clearance expands treatment options for challenging lesions in the lower leg, often associated with Critical Limb Ischemia, or CLI. If left untreated, CLI may result in lower limb amputation.

According to Martin, “Our new 60cm Diamondback devices are compatible with 4 Fr introducer sheaths. The use of smaller sheaths has been shown to reduce procedure and access site closure times, reduce radiation exposure, enable quicker patient recovery and have fewer procedural complications from bleeding, thereby providing additional procedural benefits to patients and physicians.”

More than 12 million Americans suffer from PAD and approximately 25 percent of these will progress to CLI, which is associated with complex occlusions in the tibial arteries (responsible for supplying blood flow to the lower leg). It is estimated that up to 20 percent of these occlusions are unable to be treated from the traditional femoral artery access site. However, CSI’s new 60cm devices and techniques allow the use of retrograde tibiopedal access (where physicians achieve access through the arteries in the foot or ankle), expanding the treatment options available for PAD.

Fiscal 2014 Fourth-Quarter Outlook
For the fiscal 2014 fourth quarter ending June 30, 2014, CSI anticipates:

•	Revenue growth of 26 percent to 31 percent over the fourth quarter of fiscal 2013, to a range of $36.3 million to $37.8 million;

•	Gross profit as a percentage of revenues similar to the third quarter of fiscal 2014;

•	Operating expenses approximately 2 percent higher than the third quarter of fiscal 2014, primarily for progression of the coronary commercial launch, clinical studies and product development; and

•	Net loss in the range of $(8.4) million to $(9.3) million, or loss per common share ranging from $(0.27) to $(0.30), assuming 31.3 million average shares outstanding.

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Cardiovascular Systems, Inc.
April 30, 2014

Concluded Martin, “Our market-expanding Orbital Atherectomy Systems consistently provide safe and effective outcomes even in the most difficult-to-treat patient populations, including those with significantly calcified lesions and with critical limb ischemia. We expect these unique capabilities to expand the PAD and CAD markets and drive adoption of our systems, providing continued attractive growth for CSI in the future.”

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal third-quarter results today, April 30, 2014, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 680-0890 and enter access number 46277045. Please dial in at least 10 minutes prior to the call and wait for assistance, or dial “0” for the operator. To listen to the live webcast, go to the investor information section of the company’s website, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.

For an audio replay of the conference call, dial (888) 286-8010 and enter access number 43129279. The audio replay will be available beginning at 7:45 p.m. CT on Wednesday, April 30, 2014, through 11:59 p.m. CT on Wednesday, May 7, 2014.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Arterial Disease
As many as 12 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360 and Diamondback 360, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue - a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Arterial Disease
Coronary Artery Disease (CAD) is a life-threatening condition and leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives, or 1 in 4 Americans, in the United States each year. According to estimates, significant arterial calcium is present in nearly 40 percent of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary

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April 30, 2014

interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System for the treatment of PAD in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. To date, over 146,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the coronary launch strategy and timeline; (ii) expanded adoption and usage of CSI’s coronary technology by prominent hospitals and physicians; (iii) CSI’s new Diamondback 360® 60cm Peripheral OAS device; (iv) anticipated revenue, gross profit, operating expenses, and net loss; (v) the market expansion from CSI’s Orbital Atherectomy Systems; and (vii) potential future grown of CSI, are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth; the reluctance of physicians and hospitals to accept new products; the effectiveness of the Stealth 360 and the Diamondback 360 Coronary OAS; actual clinical trial and study results; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; FDA clearances and approvals; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System, Diamondback 360® PAD System and Predator 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

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April 30, 2014

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts this device to sale by or on the order of a physician.

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Cardiovascular Systems, Inc.
April 30, 2014

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Revenues	$34,945	$26,474	$97,048	$75,076
Cost of goods sold	7,749	6,241	21,926	17,453
Gross profit	27,196	20,233	75,122	57,623
Expenses:
Selling, general and administrative	31,428	21,650	84,267	62,091
Research and development	5,361	3,993	14,790	11,270
Total expenses	36,789	25,643	99,057	73,361
Loss from operations	(9,593)	(5,410)	(23,935)	(15,738)
Interest and other, net	(119)	(809)	(1,727)	(1,458)
Net loss and comprehensive loss	$(9,712)	$(6,219)	$(25,662)	$(17,196)
Net loss and comprehensive loss per common share:
Basic and Diluted	$(0.32)	$(0.29)	$(0.94)	$(0.82)
Weighted average common shares used in computation:
Basic and Diluted	30,368,685	21,488,879	27,411,237	20,857,124

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Cardiovascular Systems, Inc.
April 30, 2014

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	March 31,	June 30,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$145,979	$67,897
Accounts receivable, net	19,493	14,730
Inventories	11,889	6,243
Prepaid expenses and other current assets	1,018	959
Total current assets	178,379	89,829
Property and equipment, net	3,420	2,999
Patents, net	3,620	3,219
Debt conversion option and other assets	70	850
Total assets	$85,489	$96,897

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrrowings	$3,600	$5,095
Accounts payable	11,329	7,230
Deferred grant incentive	127	156
Accrued expenses	14,009	9,932
Total current liabilities	29,065	22,413
Long-term liabilities
Long-term debt, net of current maturities	-	7,472
Other liabilities	112	180
Total long-term liabilities	112	7,652
Total liabilities	29,177	30,065
Commitments and contingencies	-	-
Total stockholders' equity	56,312	66,832
Total liabilities and stockholders' equity	$185,489	$96,897

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April 30, 2014

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Device revenue:
PAD	$29,275	$23,135	$83,535	$65,863
CAD	1,585	—	1,973	—
Total device revenue	30,860	23,135	85,508	65,863
Other product revenue	4,085	3,339	11,540	9,213
Total revenue	$34,945	$26,474	$97,048	$75,076

Device units sold:
PAD	9,514	7,314	27,348	20,810
CAD	460	—	563	—
Total device units sold	9,974	7,314	27,911	20,810

New customers:
PAD	46	50	154	132
CAD	22	—	33	—
Combined	47	50	155	132

Reorder revenue %	96%	96%	96%	97%

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Cardiovascular Systems, Inc.
April 30, 2014

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table on the next page. In addition, an explanation of the manner in which CSI's management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management's decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table.

Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013

Loss from operations	$(9,593)	$(5,410)	$(23,935)	$(15,738)
Add: Stock-based compensation	2,827	1,876	7,682	5,316
Add: Deprecition and amortization	353	241	982	688
Adjusted EBITDA	$(6,413)	$(3,293)	$(15,271)	$(9,734)

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

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April 30, 2014

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Marian Briggs (612) 455-1742 marian.briggs@padillacrt.com Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com
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